SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  /X/

FILED BY A PARTY OTHER THAN THE REGISTRANT  / /

CHECK THE APPROPRIATE BOX:

/ /  PRELIMINARY PROXY STATEMENT

/ /  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
       (AS PERMITTED BY RULE 14A-6(E) (2))

/X/  DEFINITIVE PROXY STATEMENT

/ /  DEFINITIVE ADDITIONAL MATERIALS

/ /  SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12

                             Miami Subs Corporation
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
     Payment  of  filing  fee  (Check  the  appropriate  box):

/X/  No  fee  required.


/ /  Fee  computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)      Title of each class of securities to which transaction applies:

     (2)      Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)      Proposed  maximum  aggregate  value  of  transaction:

     (5)      Total  fee  paid:


/ /  Fee  paid  previously  with  preliminary  materials.



/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)          Amount  previously  paid:
     (2)          Form,  schedule  or  registration  statement  no.:
     (3)          Filing  party:
     (4)          Date  filed:

                             MIAMI SUBS CORPORATION
                             6300 N.W. 31st Avenue
                         Fort Lauderdale, Florida 33309
                                 (954) 973-0000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                November 6, 1996


     The annual meeting of the shareholders of Miami Subs Corporation, a Florida corporation ("MSC" or the "Company"), will be held at DoubleTree Guest Suites, 555 N.W. 62nd Street, Fort Lauderdale, Florida, 33309, on Thursday, December 12, 1996, at 9:00 a.m., Local Time, for the following purposes:

     (1) To elect a Board of Directors to hold office until the next Annual Meeting of Shareholders or until their respective successors in office are duly elected and qualified;

     (2) To ratify the appointment of KPMG Peat Marwick LLP, to act as the Company's independent auditors for the current fiscal year; and

     (3) To transact such other business as may properly come before the meeting.

     The close of business as of November 4, 1996 has been fixed by the Board of Directors of MSC as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

     The Annual Meeting may be postponed or adjourned from time to time without any notice other than by announcement at the meeting of any postponements or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

     We hope that you will be able to attend the meeting in person, but if you are unable to do so, you are urged to complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, so that your shares may be voted in accordance with your wishes. The giving of your proxy does not affect your right to vote in person in the event you attend the meeting.


                                   By  Order  of  the  Board  of  Directors,

                                   Jerry  W.  Woda
                                   Assistant  Secretary

November  6,  1996


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IN ORDER FOR YOUR SHARES TO BE REPRESENTED AND VOTED AT THE MEETING PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NONETHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.


                            MIAMI SUBS CORPORATION


                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                              DECEMBER 12, 1996


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Miami Subs Corporation, a Florida corporation (the "Company" or "MSC"), of proxies for use at its Annual Meeting of Shareholders, to be held at DoubleTree Guest Suites, 555 N.W. 62nd Street, Fort Lauderdale, Florida, 33309, on December 12, 1996, at 9:00 a.m., local time, and any and all adjournments thereof ("Annual Meeting"). The purpose of the meeting is to
(i) elect a Board of Directors, (ii) ratify the appointment of KPMG Peat Marwick LLP to act as the Company's independent auditors for the current fiscal year, and (iii) transact such other business as may properly come before the meeting. The Company's principal office is located at 6300 N.W. 31st Avenue, Fort Lauderdale, Florida 33309. The fees, expenses and other costs of this solicitation of proxies will be borne by the Company. The Annual Report of the Company for the year ended May 31, 1996 accompanies this Proxy Statement. The approximate date of mailing this Proxy Statement is November 8, 1996.


                     OUTSTANDING STOCK AND VOTING RIGHTS


     The Board of Directors has fixed the close of business on November 4, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date, on which the books of the Company remained open, will be entitled to vote. When proxies are returned to the Board of Directors properly signed and dated, the shares represented thereby will be voted in accordance with shareholders' directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choices are specified, the shares will be voted "for" the proposals to (i) elect a Board of Directors, and (ii) ratify the appointment of KPMG Peat Marwick LLP to act as the Company's independent auditors for the current fiscal year. A shareholder who submits a proxy on the accompanying form may revoke it at any time before it has been voted at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. Although a shareholder may have submitted a proxy, such shareholder may nevertheless attend the meeting, revoke the proxy, and vote in person.

     As of November 4, 1996, the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the Annual Meeting, there were issued and outstanding 28,244,340 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"). On each matter brought before the Annual Meeting, each share of Common Stock entitles the holder thereof to one vote. The quorum necessary to conduct business at the
Annual  Meeting  consists of a majority of the number of outstanding shares of
Common Stock. Directors will be elected by a plurality of the votes cast by shares present at the meeting or voting by proxy thereon. The appointment of the Company's independent auditors will be ratified if the number of votes cast for ratification is greater than the number cast against it.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspector of elections will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefor would not be considered by the inspectors when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                            ELECTION OF DIRECTORS
                                 (ITEM NO. 1)

  The Board of Directors has established the size of the Board to consist of seven members. The following table sets forth certain current information with respect to the nominees for Directors of the Company for which the proxies are intended to be voted. Directors elected at the Annual Meeting will hold office until their successors are elected.





                            Director
Nominee                Age   Since                Business Experience During Past Five Years
---------------------  ---  --------  ------------------------------------------------------------------

Thomas J. Russo         55      1994  Chairman of the Board, President and Chief Executive Officer of
                                      the Company since January, 1994.  Prior to joining the Company,
                                      Mr. Russo served as Group Chairman and Chief Executive Officer of Hanson Housewares Group, a division of Hanson PLC, for more than five years.

Gus Boulis              47      1990  Mr. Boulis, the founder of the Miami Subs concept, has been a director of the Company since 1990.  In January, 1994 Mr. Boulis resigned his positions as Chairman of the Board, President and
                                      Chief Executive Officer.  Mr. Boulis is a private businessman and investor.

Richard U. Jelinek      48      1994  Mr. Jelinek is a partner in Dove Associates, Inc., a management consulting firm headquartered in Boston, Massachusetts.  Since
                                      1990, Mr. Jelinek has served in various management and
                                      consulting capacities with the General Electric Company, including
                                      Vice President - Corporate Compensation and Benefits, and Human
                                      Resources Officer for GE Plastics.

Greg Karan              39      1996  Since January, 1995, Mr. Karan has been Vice President of
                                      Operations for SunCruz Casino Cruises, a private company owned by Mr. Boulis.  He was a General Manager of a Miami Subs Grill
                                      restaurant owned by Kavala, Inc. (a private company owned by
                                      Mr. Boulis) from August 1993 through 1994.  Prior thereto, he was Project Manger from 1987 to March, 1993 for 710288
                                      Ontario, Ltd., a holding and development company owned by Mr.
                                      Boulis in Brampton, Ontario, Canada.

Francis P. Lucier       68      1994  Mr. Lucier is a principal and director of Hartland & Co., pension financial consultants, since 1989.  He has been a management consultant since 1985.  He was President, Chief Executive Officer and/or Chairman of the Board of the Black & Decker Corporation,
                                      a manufacturing company, from 1972 until his retirement in 1984.
                                      Mr. Lucier is a director of Beckman Instruments, Inc. and PHH
                                      Corporation.

William L. Paternotte   51      1994  Mr. Paternotte is a Managing Director of Alex. Brown & Sons
                                      Incorporated for over five years.

Joseph Zappala          62      1994  From 1989 until 1992, Mr. Zappala served as U.S. Ambassador to Spain.  Since 1992, Mr. Zappala has been a private businessman and investor.



BOARD  OF  DIRECTORS  AND  COMMITTEES  OF  THE  BOARD

     The  Board  of  Directors  currently has formed the following Committees:

     Audit  Committee.    The  Audit  Committee  has  the  responsibility to
ascertain that the Company's financial statements reflect fairly the Company's financial condition and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee also recommends independent auditors to the Board, reviews the scope of the audit function of independent auditors, and reviews audit reports rendered by the independent
auditors.    The  Audit  Committee's  current  members  are  Joseph  Zappala
(Chairman),  William  L.  Paternotte,  and  Thomas  J.  Russo.

     Compensation  Committee.    The  Compensation  Committee  reviews  and
approves the salaries and other forms of compensation for the Chief Executive Officer and all other officers of the Company. It also serves as the Stock Option Committee administering the Company's 1990 Executive Option Plan. The present members of the Committee are Messrs. Francis P. Lucier (Chairman) and Richard Jelinek.

     Real Estate Committee. The Real Estate Committee reviews and approves commitments for new Company-operated restaurants. The Real Estate Committee's current members are Mr. Gus Boulis (Chairman) and Thomas J. Russo.

     During fiscal 1996, the Board of Directors met seven times, the Audit Committee met three times, the Compensation Committee met four times, and the Real Estate Committee met twice. All Directors attended at least 75% of meetings of the Board of Directors and Committees on which he served that was held in fiscal 1996 during their term of office.

COMPENSATION  OF  DIRECTORS

     Upon election of the nominees proposed herein, the Board of Directors will consist of seven members, one of which is a salaried employee of the Company. Directors who are employees of the Company receive no additional compensation for their service as directors. Directors who are not salaried employees of the Company ("non-employee Directors") are paid a fee of $4,000 per year, together with the expenses of attending meetings.

     In addition, under the Company's 1990 Executive Option Plan, each Director of the Company who is not an employee of the Company receives an option to purchase 30,000 shares of common stock when he or she is first elected a Director, and an option to purchase 2,000 shares of common stock as of the date of each Meeting of Shareholders at which the Director is reelected. These options are immediately exercisable at a price equal to the fair market value per share of Common Stock on the date of grant, are non-qualified stock options, and have a ten-year term. If a Director ceases to be a Director by reason of his or her death or disability or for any other reason other than a removal for cause (in which event the options automatically terminate) any unexercised portion of the options granted shall remain exercisable for the shorter of the period of twelve (12) months after such event or the term described in the immediately preceding sentence. Mr. Gus Boulis, the founder of the Company and the former Chairman of the Board of Directors and a former Officer of the Company, is not eligible to receive any options pursuant to the terms of the Plan.





                                  MANAGEMENT

     The  following table contains information regarding the current Executive
Officers  of  the  Company.


Name                                   Position                       Age
-----------------  -------------------------------------------------  ---

Thomas J. Russo    Chairman of the Board, President and                55
                   Chief Executive Officer

Donald L. Perlyn   Executive Vice President of Franchise               53
                   Development

Jerry W. Woda      Senior Vice President of Finance, Chief Financial   46
                   Officer, and Treasurer

Gus Bartsocas      Senior Vice President of International and          44
                   Non-Traditional Development

Robert J. Hoffman  Vice President of Operations                        49

Robert Yiannas     Vice President of Operations                        35



     Officer  terms  of  office  are  within  the  discretion  of  the  Board.

     For a description of the business experience of Mr. Russo, see section above entitled "Election of Directors."

     Mr. Perlyn became Executive Vice President of Franchise Development in October 1994. He was Executive Vice President of Franchising and Development of the Company from March 1992 and Senior Vice President of Franchising and Development from September 1990 to February 1992. Between August 1990 and December 1991, he was Senior Vice President of Franchising and Development for QSR, Inc., one of the Company's predecessors and an affiliate. Mr. Perlyn is also an officer, director and a principal of Madjec Associates, Inc., a franchisee of the Company (see section below entitled "Certain Relationships and Related Transactions").

     Mr. Woda has been Senior Vice President of Finance, Chief Financial Officer, and Treasurer of the Company since September, 1992, having acted as a consultant to the Company since March, 1992. From 1989 until joining the Company, Mr. Woda was the Chief Financial Officer of Kavala, Inc., a private company owned by Mr. Boulis.

     Mr. Bartsocas has been Senior Vice President of International and Non-Traditional Development since March 1995. He had been Senior Vice President of Franchise Operations and Procurement since April 1994, and prior to that he was Vice President of Restaurant Development and Procurement of the Company since August 1992. Since March 1990, Mr. Bartsocas was Director of Supply Management and Research and Development for the Company. Mr. Bartsocas is also a Vice President and director of Subies Enterprises, Inc., a franchisee of the Company (see section below entitled "Certain Relationships and Related Transactions").

     Robert  J.  Hoffman  has  been  Vice President of Operations since March,
1994. From 1990 until joining the Company, Mr. Hoffman was Senior Vice President for Metromedia Steakhouses Company, L.P. (Ponderosa).

     Robert Yiannas has been Vice President of Operations since January, 1995. From 1991 until joining the Company, Mr. Yiannas was the Chief Operating
Officer for MG III, Inc., a former Miami Subs franchisee and joint venture partner acquired by the Company. Prior to 1991, Mr. Yiannas was Director of Operations for Davgar Restaurants, Inc., a Burger King franchisee and former parent of MG III, Inc.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. In addition these individuals are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during the fiscal year ended May 31, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

BENEFICIAL  OWNERSHIP  OF  COMMON  STOCK

     The following table sets forth certain information regarding the ownership of Common Stock as of November 4, 1996 by persons known by the Company to own of record or beneficially more than five percent of its outstanding Common Stock, each director and nominee for director of the Company, each of the Company's Named Executive Officers and by all directors and executive officers of the Company as a group.




                                                                  AMOUNT AND NATURE OF BENEFICIAL   PERCENT OF
NAME OF BENEFICIAL OWNER                                                   OWNERSHIP (1)             CLASS(2)
----------------------------------------------------------------  --------------------------------  -----------

Gus Boulis                                                                           8,506,000 (3)        30.1%
647 East Dania Beach Boulevard
Dania, Florida 33004

Thomas J. Russo                                                                      1,991,000 (4)         6.7%

Richard U. Jelinek                                                                      32,000 (5)           *

Greg Karan                                                                              30,000 (5)           *

Francis P. Lucier                                                                       34,000 (6)           *

William L. Paternotte                                                                   32,000 (5)           *

Joseph Zappala                                                                          82,000 (6)           *


Donald L. Perlyn                                                                       533,333 (5)         1.9%

Robert J. Hoffman                                                                      204,333 (7)           *

All current directors and executive officers
  of the Company, including those
  named above, as a group (12 persons)                                              12,160,999 (8)        38.8%
_______________________________________________________________

*          Represents  less  than  one  percent  of  shares  outstanding.

(1)         Unless otherwise indicated, each person has sole voting and investment power with respect to   such
shares.

(2)          As  of  November  4,  1996,  28,244,340  shares  of  Common  Stock  were  outstanding.

(3)          As a result of Mr. Boulis' relationship with the Company, Mr. Boulis may be deemed to be a control party  with  respect  to  the  Company.

(4)        Includes options for 1,500,000 shares deemed outstanding, representing presently exercisable options under  the  Company's  1990  Executive  Option  Plan.

(5)      Consists of options deemed outstanding, representing presently exercisable options under the Company's
1990  Executive  Option  Plan.

(6)     Includes options for 32,000 shares deemed outstanding, representing presently exercisable options under the  Company's  1990  Executive  Option  Plan.

(7)          Includes options for 193,333 shares deemed outstanding, representing presently exercisable options under  the  Company's  1990  Executive  Option  Plan.

(8)        Includes options for 3,092,999 shares deemed outstanding, representing presently exercisable options under  the  Company's  1990  Executive  Option  Plan.





EXECUTIVE  COMPENSATION

     The following table sets forth the compensation paid during the past three fiscal years to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers").



                                                SUMMARY COMPENSATION TABLE


                                                       Annual                             Long Term
                                                   --------------
                                                    Compensation                     Compensation Awards
                                                   --------------                   ----------------------
                                                                    Other Annual                              All Other
Name and                      Fiscal                               Compensation(a)  Securities Underlying    Compensation
Principal Position             Year   Salary ($)     Bonus ($)           ($)             Options (#)             ($)
----------------------------  ------  -----------  --------------  ---------------  ----------------------  --------------


Thomas J. Russo,                1996  $   280,000               -                -                       -               -
Chairman, President, and        1995  $   280,000               -                -                       -               -
Chief Executive Officer (b)     1994  $   139,318               -                -               2,100,000               -


Gus Boulis                      1996            -               -                -                       -               -
Chairman, President, and        1995            -               -                -                       -  $      100,000
Chief Executive Officer (c)     1994  $    78,125               -                -                       -  $       50,000

Donald L. Perlyn,               1996  $   142,400               -                -                  50,000               -
Executive Vice President        1995  $   142,400               -                -                       -               -
of Franchise Development        1994  $   128,280               -                -                 172,000               -


Arthur G. Gunther,              1996  $   150,000               -                -                  50,000               -
Executive Vice President of     1995  $   150,000               -                -                       -  $       15,000
Marketing, Concept, and         1994  $    62,500               -                -                 450,000  $        8,000
Product Development (d)

Robert J. Hoffman,              1996  $   100,000  $       25,000                -                 200,000  $       13,349
Vice President of               1995  $   100,000  $       25,000                -                       -  $       32,454
Operations(e)                   1994  $    19,792               -                -                  90,000               -

Richard D. Palmisciano,         1996  $   125,000  $       25,000                -                 200,000               -
Vice President of Real          1995  $    56,583               -                -                 100,000               -
Estate and Construction (f)
============================


(a)          Does  not include the value of personal benefits since the aggregate value of such benefits for each of these officers  in  the  periods  for  which  amounts  are  not  shown  was  less  than  10% of such officer's salary and bonus.

(b)          Thomas  J.  Russo  became  Chairman of the Board, President and Chief Executive Officer in January 1994.  See
"Management  -  Compensation  Pursuant  to  Contracts."


(c)     In January, 1994 Mr. Boulis resigned his positions with the Company, at which time the Company retained Mr. Boulis as  a consultant.  Amounts paid pursuant to the consulting agreement are included in the column "All Other Compensation."
The  Consulting  Agreement  was  terminated  in  January  1995.    See  "Management - Compensation Pursuant to Contracts."

(d)      Arthur G. Gunther became Executive Vice President of Marketing, Concept and Product Development in January 1994.
Amounts  shown under "All Other Compensation" in 1995 represent payments made as reimbursement of relocation costs, and in
1994  represent  temporary  housing  allowance payments made pursuant to his employment contract.  Mr. Gunther resigned in
August,  1996.

(e)       Robert J. Hoffman became Vice President of Operations in March 1994.  See "Management - Compensation Pursuant to
Contracts."   Amounts shown under "All Other Compensation" in 1996 and in 1995 represent payments made as reimbursement of relocation  costs.

(f)      Richard D. Palmisciano became Vice President of Real Estate and Construction in January 1995.  In September 1996,
Mr.  Palmisciano's  employment  with  the  Company  was  terminated.




COMPENSATION  PURSUANT  TO  CONTRACTS

     On January 14, 1994, the Company entered into an Employment Agreement with Thomas J. Russo. On June 26, 1996, the Board of Directors renewed the agreement for an additional three year term to expire on January 20, 2000. In addition, his agreement was also amended at that time and on February 13, 1996 to clarify that his annual current base salary is $280,000, and, in the event of a change of control (as defined in the February 13, 1996 Amendment), he would receive, in addition to three times his then current base salary, an amount equal to three times his maximum potential bonus, which is 100% of his then current annual base salary. During the term of the agreement, Mr. Russo is entitled to (i) minimum annual base compensation of $280,000, subject to annual increases as determined appropriate by the Board of Directors, (ii) participate in a proposed executive bonus plan with an annual incentive bonus of up to 100 percent of base salary, (iii) use of a Company automobile, (iv) term life insurance payable to Mr. Russo's beneficiary in the amount of $2.0 million, (v) short and long term disability insurance benefits equal to two-thirds of his base salary, (vi) options to acquire 2.1 million shares of Common Stock, and (vii) such other fringe benefits and perquisites as may be provided to the Company's senior officers.

     The stock option grant includes options to acquire (i) 1.1 million shares of Common Stock at $2.69 per share, of which 900,000 shares are vested and exercisable, and 200,000 shares become vested and exercisable on January 19, 1997, (ii) 266,000 shares at $4.00 per share which are vested and exercisable,
(iii)  334,000 shares at $5.00 per share which are vested and exercisable, and
(iv)  400,000  shares  at  $6.00  per share becoming vested and exercisable on
January  19,  1997.    In  June,  1996,  the  term of Mr. Russo's options were
extended  to  January  20,  2004,  or  earlier  as  provided in the agreement.



     Mr. Russo may be terminated for "cause," as defined in the agreement. If he is terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options, which shall remain exercisable for 180 days after the date of termination. If Mr. Russo is terminated "without cause," then he would be entitled to receive (i) an amount equal to three times his current base salary plus an amount equal to the bonus received in the previous year, payable monthly over one year, and (ii) all options granted under this agreement would immediately become vested and exercisable, and would remain exercisable for one year.

     In the event of Mr. Russo's death, Mr. Russo or his estate would be entitled to receive any compensation earned but unpaid and all vested stock options would remain exercisable until January 20, 2004.

     In the event Mr. Russo becomes disabled (as defined in the agreement), Mr. Russo would be entitled to receive benefits under applicable short and long term disability insurance plans, including continued benefits equal to two-thirds of his base salary. Additionally, notwithstanding anything to the contrary in the disability plans, Mr. Russo would be entitled to receive all benefits under the agreement, including his base salary, for a period of six months following such disability. Mr. Russo would also be entitled to retain all vested stock options, which would remain exercisable until January 20, 2004. Mr. Russo's agreement also prohibits him from competing with the
Company for two years after termination of his employment with the Company. (See below and the section below entitled "Compensation Committee Report on Executive Compensation" regarding Mr. Russo's and other officers' Change of Control Agreements).

     In January, 1994 the Company entered into a consulting agreement with Mr. Gus Boulis, the founder of the Company and a current director. Prior to January 24, 1994, he served as the Company's Chairman, President and Chief Executive Officer. The agreement, which was terminated in January 1995, prohibits him from competing with the Company for two years following such termination of the agreement.

     In June 1994, the Company entered into an Employment Agreement with Donald L. Perlyn. The agreement expires on May 31, 1997. During the term of the agreement, Mr. Perlyn is entitled to (i) a minimum annual base salary of $142,400, subject to increases as determined appropriate by the Board of Directors, (ii) participate in a proposed executive bonus plan with an annual incentive bonus of up to 50 percent of base salary, (iii) term life insurance payable to Mr. Perlyn's beneficiary in the amount of $1.0 million, and (iv) such other fringe benefits and prerequisites as may be provided to the Company's senior executives. In the event of termination for "cause," Mr. Perlyn would be entitled to compensation earned but not paid and prorated bonus, if applicable. If Mr. Perlyn is terminated "without cause," he would be entitled to receive the base salary for the balance of the term of the agreement. In the event a third party other than Mr. Boulis assumes control (as defined in his agreement) by a hostile or unfriendly takeover of the Company, and Mr. Perlyn is discharged or resigns his employment with the Company within 120 days of such event, he would then be entitled to receive up to three times his current base salary and up to three times his maximum potential bonus. Mr. Perlyn's agreement also prohibits him from competing with the Company for two years after termination of his employment with the Company.

     In March, 1994, the Company entered into an Employment Agreement with Robert J. Hoffman. The Agreement expires March 20, 1997. During the term of the Agreement, Mr. Hoffman is entitled to (i) a minimum annual base salary of $100,000, subject to increase as determined appropriate by the Board of Directors, (ii) participate in a proposed Executive Bonus Plan with an annual incentive bonus of up to forty (40%) percent of base salary and, in any event, a guarantee of at least $25,000 bonus at the completion of each year of the term, (iii) term life insurance payable to Mr. Hoffman's beneficiary in the amount of $500,000, and (iv) options to acquire 90,000 shares of common stock at $2.94 per share of which 60,000 are vested and exercisable and 30,000 become vested and exercisable on March 20, 1997, and (v) such other fringe benefits and perquisites as may be provided to the Company's senior executives. In the event of termination for "cause", Mr. Hoffman would be entitled to compensation earned but not paid, prorated bonus, if applicable. He would retain all vested stock options, which would remain exercisable for thirty (30) days after the date of termination. If Mr. Hoffman is terminated "without cause", he would be entitled to receive the base salary for the balance of the term of the Agreement, and he would retain all vested stock options, which would remain exercisable for one hundred eighty (180) days. Mr. Hoffman's agreement also prohibits him from competing with the Company for two years after termination of his employment with the Company.

     Since July, 1995, the Compensation Committee and the Board of Directors have been considering the implementation of change of control agreements to be offered to all officers and which would amend Mr. Russo's Change of Control Agreement as contained in his Employment Agreement dated January 14, 1994. On February 13, 1996, the Compensation Committee approved and recommended to the Board, and the Board, after determining that change of control agreements were in the best interest of the Company and its shareholders, approved the form and terms of such change of control agreements to be offered each officer of the Company as outlined below. Messrs. Russo, Bartsocas, Hoffman, Woda, and Yiannas currently have Change of Control Agreements. The Agreements for each individual are the same, except for Mr. Russo's as noted below. The Change of Control Agreements became effective on February 13, 1996 and expire on January 20, 2000.

     A "Change of Control" is a defined term in the agreements but, generally, is deemed to have taken place if (i) any person other than Mr. Boulis is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, (ii) Mr. Boulis or any of his affiliates or associates is or becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, (iii) the shareholders of the Company shall have approved (A) a reorganization, merger or consolidation with the shareholders of the Company immediately prior to such transaction, did not, immediately thereafter, own more than 50% of the reorganized, merger or consolidated companies then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) a sale of substantially all of the assets of the Company, or
(iv) as a result of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of the foregoing, the persons who are directors of the Company immediately before shall cease to constitute a majority of the Board of Directors immediately after such transaction occurs.

     In the event that (i) within six months after a Change of Control the officer dies, becomes disabled or terminates his employment with the Company for "Good Reason" (as defined in the Change of Control Agreements and includes such events as diminution of position, reduction of compensation and benefits, relocation or material impairment of the assets of the Company), (ii) within 12 months after a Change of Control the officer's employment with the Company is terminated by the Company for any reason other than "Cause" (as defined in the Change of Control Agreements), or (iii) within the period beginning on the sixth month anniversary of a Change of Control of the Company and ending on the twelfth month anniversary thereof, the officer terminates his employment for any reason, then in such event the officer shall be entitled to receive lump sum compensation in an amount equal to two times (a) his annual then current base salary, plus (b) bonuses paid, if any, for the two most recently ended fiscal years prior to the Change of Control. In addition, all options shall vest, and the officer shall receive at least the equivalent of the same benefits he received immediately before the Change of Control for two years after such termination. Any payments shall be grossed up unless such gross-up would cause such payments to be subject to (i) the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), in which case the gross-up would be reduced so as not to trigger imposition of the excise tax, or (ii) Section 162(m) of the Code, which imposes a $1,000,000 annual limit on deductions to the Company from compensation paid to certain employees, if applicable.

     Mr. Russo's Change of Control provisions in his Employment Agreement dated January 14, 1994 were amended on February 13, 1996 (and further clarified by an amendment dated June 26, 1996) to conform with the other Change of Control Agreements adopted for the officers of the Company with the following exceptions only: In the event Mr. Russo's employment with the Company terminates after a Change of Control occurs and his employment is terminated as described above, he would receive a lump sum compensation equal to three times the sum of (a) his then current annual base salary, plus (b) three times his maximum potential bonus, which is deemed to be in an amount equal to three times his then current base salary. Further, payments to Mr. Russo under his Change of Control provisions are "grossed up" for tax purposes and not subject to any restrictions or caps as a result of Section 4999 of the Code and Section 162(m) of the Code discussed above. In all other respects, the terms of Mr. Russo's Change of Control provisions are identical to the other officers.



Option  Grants

     The following table provides information on stock option grants during fiscal year 1996 to each of the executive officers named in the "Summary Compensation Table."




                                                OPTION GRANTS IN LAST FISCAL YEAR



                                                                                         Potential Realizable Value at
                                                                                            Assumed Annual Rates of
                                                                                         Stock Price Appreciation for
                                         Individual Grants                                      Option Term (3)
                                        -------------------                             -------------------------------

                          Number of
                          Securities     Percent of Total
                          Underlying    Options Granted to    Exercise or
                           Options         Employees in       Base Price    Expiration
        Name            Granted (#)(1)      Fiscal Year        ($/Sh)(2)       Date                  5%($)                10%($)
----------------------  --------------  -------------------  -------------  ----------  -------------------------------  ---------

Thomas J. Russo         NA              NA                   NA             NA          NA                               NA
Donald L. Perlyn                50,000                 3.9%  $       1.81    7/10/2005  $                        56,915  $ 144,235
Arthur G. Gunther               50,000                 3.9%  $       1.81    7/10/2005  $                        56,915  $ 144,235
Robert J. Hoffman              200,000                15.6%  $       1.81    7/10/2005  $                       227,660  $ 576,940
Richard D. Palmisciano         200,000                15.6%  $       1.81    7/10/2005  $                       227,660  $ 576,940



(1)         All options granted in fiscal year 1996 were granted for a term of ten years, subject to termination 90 days following termination of employment.  Two-thirds of the securities underlying options granted in fiscal year 1996 are currently exercisable, and  the  balance  become  exercisable  in  July  1997.

(2)          All  options  were  granted  at  market  value  (closing  price for the Company's common stock) at the date of grant.

(3)        The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the
SEC  and  are  not  intended  to  forecast  future  appreciation  of  the  Company's  stock  price.







OPTION  EXERCISES  AND  YEAR  END  OPTION  VALUES

     The following table sets forth certain information regarding stock options exercised by and held by the Chief Executive Officer and each of the executive officers named in the "Summary Compensation Table." Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing price of the Company's Common Stock on May 31, 1996 as reported by NASDAQ.


                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES


                                                       NUMBER OF SECURITIES
                                                            UNDERLYING                         VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS                  IN-THE-MONEY OPTIONS AT
                                                        AT MAY 31, 1996 (#)                      MAY 31, 1996 ($)
                                                       ---------------------                 ------------------------
                              SHARES
                           ACQUIRED ON      VALUE
NAME                       EXERCISE (#)  REALIZED ($)       EXERCISABLE       UNEXERCISABLE        EXERCISABLE
-------------------------  ------------  ------------  ---------------------  -------------  ------------------------

Thomas J. Russo                       -             -              1,500,000        600,000                         0
Donald L. Perlyn                      -             -                533,333         16,667                         0
Arthur G. Gunther(1)                  -             -                333,333        166,667                         0
Robert J. Hoffman                     -             -                193,333         96,667                         0
Richard D. Palmisciano(2)             -             -                166,666        133,334                         0
-------------------------  ------------  ------------  ---------------------  -------------  ------------------------











NAME                       UNEXERCISABLE
-------------------------  -------------

Thomas J. Russo                        0
Donald L. Perlyn                       0
Arthur G. Gunther(1)                   0
Robert J. Hoffman                      0
Richard D. Palmisciano(2)              0
-------------------------  -------------



(1)    Mr.  Gunther  resigned  from  the  Company in August 1996 and all unexercised options expire in November 1996.

(2)  Mr. Palmisciano's employment with the Company was terminated in September 1996 and all unexercised options will expire  in  December  1996.





CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     The Company leases seven restaurant properties from Kavala, Inc. ("Kavala"), a private company owned by the Company's founder and director, Mr. Boulis. Rent expense for all leases between the Company and Kavala was $494,000 in 1996. Future minimum rental commitments due to Kavala at May 31, 1996 under existing leases are approximately $497,000 for each of the next five years, and $3,090,000 for all remaining years thereafter. Since 1986, Mr. Boulis has been the owner of a Miami Subs franchise in Key Largo, Florida and has been exempt from paying royalty fees.

     In March 1995, Thomas J. Russo, the Company's Chairman of the Board and President, exercised options to acquire 450,000 shares of common stock of the Company. As payment for the stock, the Company received a non-interest bearing note in the amount of $562,500 which is collateralized by the stock and due in full in January 1999.

     Mr. Bartsocas, an officer of the Company, is also an officer, director and principal of Subies Enterprises, Inc. ("Subies"), a franchisee of the Company. Under an agreement which was entered into in 1991 between the Company and Subies, Subies paid a franchise fee of $5,000 per restaurant and is exempt from paying royalty fees on five restaurants. Any additional restaurants will be at then current fees.

     Mr. Perlyn, an officer of the Company, is also an officer, director and principal of Madjec Associates, Inc., a franchisee of the Company.

COMPENSATION  COMMITTEE  REPORT  ON  EXECUTIVE  COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of two non-employee, independent and outside Directors. The
Committee is responsible for administering, reviewing, and approving compensation programs with respect to executive compensation, which includes base salaries, annual incentives and long-term equity incentive plans, as well as any executive benefits and/or perquisites. In addition, the Compensation Committee is responsible for granting the awards and administration of the Company's 1989 Stock Incentive Plan and the Company's 1990 Executive Stock Option Plan and any future equity incentive plans.

     Mr. Thomas J. Russo was appointed Chairman of the Board, President and Chief Executive Officer in January, 1994. See section above entitled "Compensation Pursuant to Contracts." The Board of Director's Report on Executive Compensation for that period stated that Mr. Russo's compensation was based on subjective factors rather than specific criteria or the Company's performance, and that the prior Board believed that the compensation was within the range of compensation paid to similarly situated executives at other companies and similar industries. Mr. Russo's annual base salary remains $280,000. Neither he nor any other executive officer received an increase in base salary or annual bonus during fiscal year 1996. See section above entitled "Summary Compensation Table" and "Compensation Pursuant to Contracts."

     The Committee's general philosophy with respect to the compensation of the Chief Executive Officer and other executive officers is to offer competitive compensation packages designed to attract and retain key executives critical to the success of the Company. In general, subjective factors rather than specific criteria of the Company's performance have been used in determining and approving executive compensation. The Company's compensation programs include a base salary, as well as the granting of stock options designed to provide long-term incentives and aligning the interests of management with those of the Company's shareholders.
Respectfully  submitted,



FRANCIS  P.  LUCIER,  Chair
RICHARD  U.  JELINEK



PERFORMANCE  GRAPH

     The following performance graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock as compared with the cumulative return of the S&P Composite 500 Stock Index and the S&P Restaurant Composite Index for the period of five years commencing June 1, 1991 through May 31, 1996.





                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)


Total Return For:       May 91 $  May 92 $  May 93 $  May 94 $  May 95 $  May 96 $

Miami Subs Corporation    100.00    104.00     96.00     77.00     55.00     50.00
S & P 500                 100.00    110.00    123.00    128.00    154.00    197.00
S & P Restaurants         100.00    131.00    141.00    173.00    206.00    257.00
----------------------  --------  --------  --------  --------  --------  --------


___________________
(1)The calculation of the total return for the Company includes both Miami Subs Corporation and QSR, Inc., which merged with Miami Subs Corporation in October 1991.









                       RATIFICATION OF THE APPOINTMENT
                          OF THE COMPANY'S AUDITORS
                                 (ITEM NO. 2)

     The Board of Directors has selected KPMG Peat Marwick LLP to serve as independent auditors for the Company for the fiscal year ending May 31, 1997. Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the Annual Meeting, in order to ascertain the views of shareholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection and, if practicable, retain another independent auditor. The Board of Directors also reserves the right to make any change in auditors at any time which it deems advisable or necessary.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to comment if they so desire. They will also be available to respond to appropriate questions from shareholders at that time.


                                OTHER MATTERS

     Management  is  not  aware of any other business that may come before the
meeting.    However,  if  additional matters properly come before the meeting, proxies  will  be  voted  at  the  discretion  of  the  proxy  holders.


                            SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the fiscal year 1997 Annual Meeting of Shareholders of the Company must be received by the Company, by certified mail return receipt requested at its principal executive offices, 6300 N.W. 31st Avenue, Ft. Lauderdale, Florida 33309, not later than July 9, 1997, for inclusion in the Proxy Statement and proxy relating to the 1997 Annual Meeting of the Shareholders and must comply with requirements of federal securities laws, any applicable Articles and Bylaws of the Company, and the Florida Business Corporation Act of 1994, as amended.

                                   By  Order  of  the  Board  of  Directors

                                   Jerry  W.  Woda
                                   Assistant  Secretary
Fort  Lauderdale,  Florida
November  6,  1996